EXHIBIT A

JOINT FILING AGREEMENT

This will confirm the agreement by and among the undersigned that the Schedule 13G filed with the Securities and Exchange Commission on or about the date hereof with respect to the beneficial ownership by the undersigned of the Common Shares, par value $0.01, of Freescale Semiconductor Holdings I, Ltd., is being filed, and all amendments thereto will be filed, on behalf of each of the persons and entities named below in accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

DATED:  February 14, 2012

PERMIRA IV MANAGERS L.P.

By:	Permira IV Managers Limited, its general partner

By:	/s/ Kees Jager
Name: Kees Jager
Title: Alternate Director

PERMIRA IV MANAGERS LIMITED

By:	/s/ Kees Jager
Name: Kees Jager
Title: Alternate Director